Exhibit 2(g)(ii)

SUBADVISORY AGREEMENT

PRIVATE ADVISORS ALTERNATIVE STRATEGIES MASTER FUND

PRIVATE ADVISORS ALTERNATIVE STRATEGIES FUND

This Subadvisory Agreement, made as of the 23rd day of April, 2012 (the “Agreement”), between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and Private Advisors, LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, Private Advisors Alternative Strategies Master Fund (the “Master Fund”) and Private Advisors Alternative Strategies Fund (the “Feeder Fund)” (each, a “Fund” and, together the “Funds”) are each registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end investment management company; and

WHEREAS, each Fund has retained the Manager to serve as investment manager for each Fund pursuant to a Management Agreement between the Manager and the Fund (as such Agreement may be modified from time to time, the “Management Agreement”); and

WHEREAS, under the Management Agreement, the Manager has agreed to provide certain investment advisory and related administrative services to each Fund; and

WHEREAS, the Management Agreement permits the Manager to delegate certain of its investment advisory duties under the Management Agreement to one or more subadvisors; and

WHEREAS, the Manager wishes to retain the Subadvisor to furnish certain investment advisory services to each Fund and manage such portion of the Fund as the Manager shall from time to time direct, and the Subadvisor is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed between the Manager and the Subadvisor as follows:

1.          Appointment. The Manager hereby appoints the Subadvisor to provide certain investment advisory services to each Fund for the period and on the terms set forth in this Agreement. The Subadvisor accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.          Fund Management Duties. Subject to the supervision of each Fund’s Board of Trustees (each a “Board” and collectively, the “Boards”) and the Manager, the Subadvisor will provide a continuous investment program for each Fund and determine the composition of the assets of the Fund, including determination of the purchase, retention or sale of the securities, cash and other investments contained in the portfolio, including, but not limited to, pooled investment vehicles, such as private investment funds or hedge funds (collectively, “Hedge Funds”). The Subadvisor will conduct investment research and conduct a continuous program of evaluation, investment, sales and reinvestment of each Fund’s assets by determining the

Exhibit 2(g)(ii)

securities, Hedge Funds and other investments that shall be purchased, entered into, sold, closed or exchanged for the Fund, when these transactions should be executed, and what portion of each Fund should be held in the various securities and other investments in which it may invest, and the Subadvisor is hereby authorized to execute and perform such services on behalf of the Fund. The Subadvisor will provide the services under this Agreement in accordance with the Fund’s investment objective or objectives, policies and restrictions as stated in the Fund’s Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act or the Fund’s annual report to shareholders. The Subadvisor agrees to manage each Fund on the basis of the Investment Guidelines attached hereto as Schedule B (as such Investment Guidelines may from time to time be modified by written agreement between the Manager and the Subadvisor). The Subadvisor further agrees as follows:

(a)          On occasions when the Subadvisor deems the purchase or sale of a security to be in the best interest of the Fund as well as of other investment advisory clients of the Subadvisor or any of its affiliates, the Subadvisor may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities or Hedge Funds to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Fund’s Registration Statement. In such event, allocation of the securities or Hedge Funds so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadvisor in a manner that, over time, is fair and equitable in the judgment of the Subadvisor in the exercise of its fiduciary obligations to the applicable Fund and to such other clients, subject to review by the Manager and the Board. The Manager recognizes that in some cases this procedure may adversely affect the results obtained for the Fund.

(b)          In connection with the purchase and sale of securities or Hedge Funds for a Fund, the Subadvisor will arrange for the transmission to the custodian and portfolio accounting agent for the Fund, such confirmation, trade tickets, subscription documents and other documents and information, including, but not limited to, CUSIP, Sedol or other numbers that identify Hedge Funds or other securities to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the custodian and portfolio accounting agent to perform their administrative and recordkeeping responsibilities with respect to the Fund.

(c)          The Subadvisor will assist the custodian and portfolio accounting agent for the Funds in determining or confirming, consistent with the procedures and policies stated in the Registration Statement for a Fund, the value of any portfolio securities, Hedge Funds or other assets of the Fund for which the custodian and portfolio accounting agent seek assistance from, or which they identify for review by, the Subadvisor.

(d)          The Subadvisor will make available to each Fund and the Manager, promptly upon request, all of the Fund’s investment records and ledgers maintained by the Subadvisor (which shall not include the records and ledgers maintained by the custodian or portfolio accounting agent for the Fund) as are necessary to assist the Fund and the Manager to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as well as other applicable laws.

Exhibit 2(g)(ii)

The Subadvisor will furnish to regulatory agencies having the requisite authority any information or reports in connection with such services that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

(e)          The Subadvisor will provide reports to the Boards, for consideration at meetings of the Boards, on the investment program for the Fund and the issuers, securities and Hedge Funds represented in a Fund’s portfolio, and will furnish the Boards such periodic and special reports as the Board and the Manager may reasonably request.

(f)          In rendering the services required under this Agreement, the Subadvisor may, from time to time, employ or associate with itself such entity, entities, person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. The Subadvisor may not, however, retain as subadvisor any company that would be an “investment adviser” as that term is defined in the 1940 Act, to the Fund unless the contract with such company is approved by a majority of the Board and by a majority of Board who are not parties to any agreement or contract with such company and who are not “interested persons” as defined in the 1940 Act, of the Fund, the Manager, the Subadvisor or any such company that is retained as subadvisor, and also is approved by the vote of a majority of the outstanding voting securities of the applicable Fund to the extent required by the 1940 Act. The parties agree that the preceding sentence does not apply to portfolio managers that manage Hedge Funds or other types of investment vehicles that are underlying investments of the Funds. The Subadvisor shall be responsible for making reasonable inquiries and for reasonably ensuring that any employee of the Subadvisor, any subadvisor that the Subadvisor has employed or with which it has associated with respect to the Fund, or any employee thereof has not, to the best of the Subadvisor’s knowledge, in any material connection with the handling of Fund assets:

(i)          been convicted, within the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion or misappropriation of funds or securities, involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code, or involving the purchase or sale of any security; or

(ii)         been found by any state regulatory authority, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit or knowing misrepresentation; or

(iii)        been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit or knowing misrepresentation.

(g)          The Subadvisor is authorized to retain legal counsel and financial advisors and to negotiate and execute documentation relating to investments in a Fund, at the

Exhibit 2(g)(ii)

expense of the Fund. Such documentation may relate to investments to be made or sold, currently held or previously held. The authority shall include, without limitation: (i) documentation relating to Hedge Funds, private placements and bank debt; (ii) waivers, consents, amendments or other modifications relating to investments; and (iii) purchase agreements, sales agreements, commitment letters, pricing letters, registration rights agreements, indemnities and contributions, escrow agreements and other investment related agreements. The Manager represents that the Fund can settle such private placements.

3.          Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Manager shall pay the Subadvisor with respect to each Fund, as full compensation therefor, a fee at the annual rate for each Fund as set forth in Schedule A. Liability for payment of compensation by the Manager to the Subadvisor under this Agreement is contingent upon the Manager’s receipt of payment from each Fund for management services described under the Management Agreement between each Fund and the Manager. Expense caps or fee waivers for each Fund that may be agreed to by the Manager, but not agreed to in writing by the Subadvisor, shall not cause a reduction in the amount of the payment to the Subadvisor.

4.          Broker-Dealer Selection. The Subadvisor is responsible for decisions to buy and sell securities and other investments for each Fund, for broker-dealer selection and for negotiation of brokerage commission rates. The Subadvisor’s primary consideration in effecting a security transaction will be to obtain the best execution for the Fund, taking into account the factors specified in the Fund’s Registration Statement, which include the following: price (including the applicable brokerage commission or dollar spread); the size of the order; the nature of the market for the security; the timing of the transaction; the reputation, experience and financial stability of the broker-dealer involved; the quality of the service; the difficulty of execution, and the execution capabilities and operational facilities of the firm involved; and the firm’s risk in positioning a block of securities. Accordingly, the price to a Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Subadvisor in the exercise of its fiduciary obligations to the Fund, by other aspects of the portfolio execution services offered. Subject to such policies as the Board may determine, and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, and the rules and interpretations of the Securities and Exchange Commission (the “SEC”) thereunder, the Subadvisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Subadvisor or its affiliate determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Subadvisor’s or its affiliate’s overall responsibilities with respect to the Fund and to their other clients as to which they exercise investment discretion. To the extent consistent with these standards and each Fund’s Procedures for Securities Transactions with

Exhibit 2(g)(ii)

Affiliated Brokers pursuant to Rule 17e-1, the Subadvisor is further authorized to allocate the orders placed by it on behalf of the Fund to the (i) Subadvisor if it is registered as a broker-dealer with the SEC, (ii) its affiliated broker-dealer, or (iii) such brokers and dealers who also provide research, statistical material or other services to the Fund, the Subadvisor or an affiliate of the Subadvisor. Such allocation shall be in such amounts and proportions as the Subadvisor shall determine consistent with the above standards and the Subadvisor will report on said allocation regularly to the Board, indicating the broker-dealers to which such allocations have been made and the basis therefor.

5.          Disclosure about Subadvisor. The Subadvisor has reviewed the Registration Statement for the Fund filed with the SEC that contains disclosure about the Subadvisor and represents and warrants that, with respect to the disclosure about the Subadvisor or information relating directly or indirectly to the Subadvisor, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Subadvisor further represents and warrants that it is a duly registered investment adviser under the Advisers Act and has notice filed in all states in which the Subadvisor is required to make such filings.

6.          Expenses. During the term of this Agreement, the Subadvisor will pay all expenses incurred by it and its staff for their activities in connection with its portfolio management duties under this Agreement. The Manager or the applicable Fund shall be responsible for all the expenses of such Fund’s operations, including, but not limited to:

(a)          the fees and expenses of Trustees who are not interested persons of the Manager or of the Fund;

(b)          the fees and expenses of the Fund which relate to: (i) the custodial function and recordkeeping connected therewith; (ii) the maintenance of the required accounting records of the Fund not being maintained by the Manager; (iii) the pricing of the Fund’s shares, including the cost of any pricing service or services that may be retained pursuant to the authorization of the Board; and (iv) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Fund’s shares;

(c)          the fees and expenses of the Fund’s transfer and dividend disbursing agent, that may be the custodian, which relate to the maintenance of each shareholder account;

(d)          the charges and expenses of legal counsel and independent accountants for the Fund;

(e)          brokers’ commissions and any issue or transfer taxes chargeable to the Fund in connection with its securities transactions on behalf of the Fund;

Exhibit 2(g)(ii)

(f)          all taxes and business fees payable by the Fund to federal, state or other governmental agencies;

(g)          the fees of any trade association of which the Fund may be a member;

(h)          the cost of share certificates representing the Fund’s shares;

(i)          the fees and expenses involved in registering and maintaining registrations of the Fund with the SEC, qualifying Fund shares under state securities laws, including the preparation and printing of the Fund’s Registration Statements and prospectuses for filing under federal and state securities laws for such purposes;

(j)          allocable communications expenses with respect to investor services and all expenses of shareholders’ and Board meetings and of preparing, printing and mailing reports to shareholders in the amount necessary for distribution to the shareholders;

(k)          litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business.

7.          Compliance.

(a)          The Subadvisor agrees to assist the Manager and the Fund in complying with each Fund’s obligations under Rule 38a-1 under the 1940 Act, including but not limited to: (i) periodically providing the Fund’s Chief Compliance Officer with requested information about and independent third-party reports (if available) in connection with the Subadvisor’s compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act (“Subadvisor’s Compliance Program”); (ii) reporting any material deficiencies in the Subadvisor’s Compliance Program to the Fund’s Chief Compliance Officer within a reasonable time following the Subadvisor becoming aware of such deficiency; and (iii) reporting any material changes to the Subadvisor’s Compliance Program to the Fund’s Chief Compliance Officer within a reasonable time. The Subadvisor understands that the Board is required to approve the Subadvisor’s Compliance Program on at least an annual basis, and acknowledges that this Agreement is conditioned upon the Board’s approval of the Subadvisor’s Compliance Program.

(b)          The Subadvisor agrees that it shall immediately notify the Manager and the Fund’s Chief Compliance Officer: (i) in the event that the SEC has censured the Subadvisor, placed limitations upon its activities, functions or operations, suspended or revoked its registration as an investment adviser or commenced proceedings or an investigation that may result in any of these actions; or (ii) upon having a reasonable basis for believing that a Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Subadvisor further agrees to notify the Manager immediately of any material fact known to the Subadvisor about the Subadvisor that is not contained in the Registration Statement under the 1933 Act for a Fund, or any amendment or supplement thereto, or upon the

Exhibit 2(g)(ii)

Subadvisor becoming aware of any statement contained therein about the Subadvisor that becomes untrue in any material respect.

(c)          The Manager agrees that it shall immediately notify the Subadvisor: (i) in the event that the SEC has censured the Manager or a Fund, placed limitations upon either of their activities, functions or operations, suspended or revoked the Manager’s registration as an investment adviser or commenced proceedings or an investigation that may result in any of these actions; or (ii) upon having a reasonable basis for believing that a Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code.

8.          Documents. The Manager has delivered to the Subadvisor copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a)          Declaration of Trust of each Fund, as amended from time to time, as filed with the Secretary of the State of Delaware (such Declaration of Trust, as in effect on the date hereof and as amended from time to time, are herein called the “Declaration of Trust”);

(b)          By-Laws of each Fund, as amended from time to time (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-Laws”);

(c)          Certified Resolutions of the Board authorizing the appointment of the Subadvisor and approving the form of this Agreement;

(d)          Each Fund’s Registration Statement under the 1940 Act and the 1933 Act, as amended, on Form N-2, as filed with the SEC relating to the Fund and the Fund’s shares, and all amendments thereto;

(e)          Notification of Registration of each Fund under the 1940 Act on Form N-8A, as filed with the SEC, and all amendments thereto.

9.          Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadvisor hereby agrees that all records that it maintains for a Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s or the Manager’s request; provided, however, that the Subadvisor may, at its own expense, make and retain a copy of such records. The Subadvisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-l under the 1940 Act and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified in the Rule.

10.         Cooperation. Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite

Exhibit 2(g)(ii)

jurisdiction (including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement or the Fund.

11.         Representations Respecting Subadvisor. The Manager and each Fund agree that neither the applicable Fund, the Manager, nor affiliated persons of the Fund or the Manager shall, except with the prior permission of the Subadvisor, give any information or make any representations or statements in connection with the sale of shares of the Fund concerning the Subadvisor or the Fund other than the information or representations contained in the Registration Statement under the 1933 Act or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved in advance by the Subadvisor. The parties agree that, in the event that the Manager or an affiliated person of the Manager sends sales literature or other promotional material to the Subadvisor for its approval and the Subadvisor has not commented within five (5) business days, the Manager and its affiliated persons may use and distribute such sales literature or other promotional material, although, in such event, the Subadvisor shall not be deemed to have approved of the contents of such sales literature or other promotional material.

12.         Confidentiality. The Subadvisor will treat as proprietary and confidential any information obtained in connection with its duties hereunder, including all records and information pertaining to a Fund and their prior, present or potential shareholders, unless required by law. The Subadvisor will not use such information for any purpose other than the performance of its responsibilities and duties hereunder. Such information may not be disclosed except after prior notification to and approval in writing by the applicable Fund or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities or otherwise required by law.

13.         Control. Notwithstanding any other provision of the Agreement, it is understood and agreed that the Manager shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement, and reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by the Subadvisor.

14.         Liability. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, each Fund and the Manager agree that the Subadvisor, any affiliated person of the Subadvisor, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls the Subadvisor, shall not be liable for, or subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Subadvisor’s duties, or by reason of reckless disregard of the Subadvisor’s obligations and duties under this Agreement.

Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

Exhibit 2(g)(ii)

15.         Indemnification.

(a)          The Manager agrees to indemnify and hold harmless the Subadvisor, any affiliated person of the Subadvisor, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Subadvisor (all of such persons being referred to as “Subadvisor Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which a Subadvisor Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, the Internal Revenue Code, under any other statute, at common law or otherwise, arising out of the Manager’s responsibilities to the Fund, which: (i) may be based upon any willful misfeasance, bad faith or gross negligence in the performance of the Manager’s duties or reckless disregard of the Manager’s obligations and duties under this Agreement, or by any of its employees or representatives or any affiliate of or any person acting on behalf of the Manager, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact supplied by, or which is the responsibility of, the Manager and contained in a Fund’s Registration Statement under the 1933 Act, or the omission or alleged omission to state therein a material fact known or which should have been known to the Manager and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager, a Fund or to any affiliated person of the Manager by a Subadvisor Indemnified Person; provided, however, that in no case shall the indemnity in favor of the Subadvisor Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

(b)          Notwithstanding Section 14 of this Agreement, the Subadvisor agrees to indemnify and hold harmless the Manager, any affiliated person of the Manager, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Manager (all of such persons being referred to as “Manager Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which a Manager Indemnified Person may become subject under the 1933 Act, 1940 Act, the Advisers Act, the Internal Revenue Code, under any other statute, at common law or otherwise, arising out of the Subadvisor’s responsibilities as Subadvisor of the Fund, which: (i) may be based upon any willful misfeasance, bad faith or gross negligence in the performance of the Subadvisor’s duties, or by reason of reckless disregard of the Subadvisor’s obligations and duties under this Agreement, or by any of its employees or representatives, or any affiliate of or any person acting on behalf of the Subadvisor; (ii) may be based upon a failure by the Subadvisor to comply with Section 2, Paragraph (a) of this Agreement; or (iii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus covering the shares of a Fund, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to the Subadvisor and was required to be stated therein or necessary to make the statements therein not

Exhibit 2(g)(ii)

misleading, if such a statement or omission was made in reliance upon information furnished to the Manager, a Fund or any affiliated person of the Manager or Fund by the Subadvisor or any affiliated person of the Subadvisor; provided, however, that in no case shall the indemnity in favor of a Manager Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(c)          The Manager shall not be liable under Paragraph (a) of this Section 15 with respect to any claim made against a Subadvisor Indemnified Person unless such Subadvisor Indemnified Person shall have notified the Manager in writing within a reasonable time after the summons, notice or other first legal process or notice giving information of the nature of the claim shall have been served upon such Subadvisor Indemnified Person (or after such Subadvisor Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Manager of any such claim shall not relieve the Manager from any liability that it may have to the Subadvisor Indemnified Person against whom such action is brought otherwise than on account of this Section 15. In case any such action is brought against the Subadvisor Indemnified Person, the Manager will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Subadvisor Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Subadvisor Indemnified Person. If the Manager assumes the defense of any such action and the selection of counsel by the Manager to represent both the Manager and the Subadvisor Indemnified Person would result in a conflict of interest and, therefore, would not, in the reasonable judgment of the Subadvisor Indemnified Person, adequately represent the interests of the Subadvisor Indemnified Person, the Manager will, at its own expense, assume the defense with counsel to the Manager and, also at its own expense, with separate counsel to the Subadvisor Indemnified Person, which counsel shall be satisfactory to the Manager and to the Subadvisor Indemnified Person. The Subadvisor Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Manager shall not be liable to the Subadvisor Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Subadvisor Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Manager shall not have the right to compromise on or settle the litigation without the prior written consent of the Subadvisor Indemnified Person if the compromise or settlement results, or may result, in a finding of wrongdoing on the part of the Subadvisor Indemnified Person.

(d)          The Subadvisor shall not be liable under Paragraph (b) of this Section 15 with respect to any claim made against a Manager Indemnified Person unless such Manager Indemnified Person shall have notified the Subadvisor in writing within a reasonable time after the summons, notice or other first legal process or notice giving information of the nature of the claim shall have been served upon such Manager Indemnified Person (or after such Manager Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Subadvisor of any such

Exhibit 2(g)(ii)

claim shall not relieve the Subadvisor from any liability that it may have to the Manager Indemnified Person against whom such action is brought otherwise than on account of this Section 15. In case any such action is brought against the Manager Indemnified Person, the Subadvisor will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Manager Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Manager Indemnified Person. If the Subadvisor assumes the defense of any such action and the selection of counsel by the Subadvisor to represent both the Subadvisor and the Manager Indemnified Person would result in a conflict of interest and, therefore, would not, in the reasonable judgment of the Manager Indemnified Person, adequately represent the interests of the Manager Indemnified Person, the Subadvisor will, at its own expense, assume the defense with counsel to the Subadvisor and, also at its own expense, with separate counsel to the Manager Indemnified Person, which counsel shall be satisfactory to the Subadvisor and to the Manager Indemnified Person. The Manager Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Subadvisor shall not be liable to the Manager Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Manager Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Subadvisor shall not have the right to compromise on or settle the litigation without the prior written consent of the Manager Indemnified Person if the compromise or settlement results, or may result, in a finding of wrongdoing on the part of the Manager Indemnified Person.

16.         Services Not Exclusive. The services furnished by the Subadvisor hereunder are not to be deemed exclusive, and except as the Subadvisor may otherwise agree in writing, the Subadvisor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Subadvisor, who may also be a Trustee, officer or employee of a Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

17.         Duration and Termination. This Agreement shall become effective on the date first indicated above. Unless terminated as provided herein, the Agreement shall remain in full force and effect with respect to each Fund for an initial period of two (2) years from the date first indicated above when following a shareholder approval of the applicable Fund, and otherwise a period of one (1) year, and continue on an annual basis thereafter, provided that such continuance is specifically approved each year by: (a) the vote of a majority of the entire Board of the applicable Fund or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund; and (b) the vote of a majority of the Board of the applicable Fund who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated with respect to each Fund: (A) by the Manager at any time without penalty, upon sixty (60) days’ written notice to the Subadvisor and the applicable Fund; (B) at any time without payment of any penalty by a Fund, upon the vote of a majority of the Board of the

Exhibit 2(g)(ii)

applicable Fund or a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Manager and the Subadvisor; or (C) by the Subadvisor at any time without penalty, upon sixty (60) days’ written notice to the Manager and the applicable Fund. In the event of termination for any reason, all records of a Fund shall promptly be returned to the Manager or the Fund, free from any claim or retention of rights in such record by the Subadvisor; provided, however, that the Subadvisor may, at its own expense, make and retain a copy of such records. The Agreement shall automatically terminate in the event of its assignment (as such term is described in the 1940 Act) or in the event the Management Agreement between the Manager and a Fund is assigned or terminates for any other reason. In the event this Agreement is terminated or is not approved in the manner described above, the Sections numbered 2(f), 9, 10, 12, 14, 15 and 19 of this Agreement shall remain in effect, as well as any applicable provision of this Section 17.

18.         Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by an affirmative vote of: (i) the holders of a majority of the outstanding voting securities of a Fund; and (ii) the Board, including a majority of the Trustees of the applicable Board who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

19.         Use of Name.

(a)          It is understood that the name “MainStay” or any derivative thereof or logo associated with that name is the valuable property of the Manager and/or its affiliates, and that the Subadvisor has the right to use such name (or derivative or logo) only with the approval of the Manager and only so long as the Manager is Manager to the Fund. Upon termination of the Management Agreement, the Subadvisor shall forthwith cease to use such name (or derivative or logo).

(b)          It is understood that the name “Private Advisors” or any derivative thereof or logo associated with that name is the valuable property of the Subadvisor and its affiliates and that each Fund has the right to use such name (or derivative or logo) in its name or offering materials of the Funds or sales materials with respect to the Funds with the approval of the Subadvisor and for so long as the Subadvisor is a Subadvisor to the Fund. Upon termination of this Agreement, each Fund shall forthwith cease to use such name (or derivative or logo).

20.         Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at NYLIM Center, 169 Lackawanna Avenue, Parsippany, New Jersey 07054, Attention: President; or (2) to the Subadvisor at Private Advisors, 1800 Bayberry Court, Suite 300, Richmond, VA 23226, Attention: Chief Operating Officer.

Exhibit 2(g)(ii)

21.         Miscellaneous.

(a)          This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act;

(b)          The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect;

(c)          To the extent permitted under Section 17 of this Agreement, this Agreement may only be assigned by any party with the prior written consent of the other parties;

(d)          If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable;

(e)          Nothing herein shall be construed as constituting the Subadvisor as an agent of the Manager, or constituting the Manager as an agent of the Subadvisor.

*         *         *

Exhibit 2(g)(ii)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the 23rd day of April, 2012. This Agreement may be signed in counterparts.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Stephen P. Fisher
Name:	Stephen P. Fisher
Title:	Senior Managing Director

PRIVATE ADVISORS, LLC

By:	/s/ Louis W. Moelchert, Jr.
Name:	Louis W. Moelchert, Jr.
Title:	Chief Executive Officer

Exhibit 2(g)(ii)

SCHEDULE A

As compensation for services provided by Subadvisor the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

FUND	ANNUAL RATE

Private Advisors Alternative Strategies Master Fund	0.055% (0.66% on an annualized basis) of the Fund’s month end net asset value

Private Advisors Alternative Strategies Fund	0.055% (0.66% on an annualized basis) of the Fund’s month end net asset value

Payment will be made to the Subadvisor on a monthly basis.

Exhibit 2(g)(ii)

SCHEDULE B

INVESTMENT GUIDELINES

(a)  The Subadvisor understands that each Fund is required to be managed so as to permit the Fund to qualify or continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, and will coordinate efforts with the Manager with that objective.

(b)  The Subadvisor will conform its activities with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, any applicable procedures adopted by a Fund’s Board of which a copy has been delivered to the Subadvisor, and the provisions of each Fund’s Registration Statement.